Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 15, 2017 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2017, of $42.1 million, an increase of approximately $0.7 million since March 31, 2017. Net asset value per share increased to $3.12 as of June 30, 2017 from $3.06 as of March 31, 2017. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Net assets	$42,122	$41,422	$42,740	$41,506	$39,617
Shares outstanding	13,518	13,518	12,674	12,674	12,674
Net assets per share	$3.12	$3.06	$3.37	$3.27	$3.13

The following is a summary of significant events that occurred during the second quarter of 2017:

•	Increase in the Value of MVC Capital Shares. The price of MVC Capital, Inc.’s (“MVC”) common stock increased from $8.99 per share on March 31, 2017 to $9.86 per share on June 30, 2017. In addition to the 475,956 MVC shares held by Equus at March 31, 2017, the Fund received 7,134 MVC shares as a dividend during the second quarter of 2017. The receipt of share dividends and increase in the MVC share price led to a corresponding increase in the fair value of this holding from $4.3 million to $4.8 million during the second quarter of 2017.

•	Full Repayment of Biogenic Reagents Note. On June 7, 2017, Equus received full payment of its senior secured promissory note (“Note”) issued by Biogenic Reagents, LLC (“Biogenic”), a developer and producer of high value carbon products from renewable biomass. The Note was issued to Equus by Biogenic on January 29, 2016 in the original principal amount of $2.0 million as a short-term bridge loan from Equus to enable Biogenic to further certain research and development efforts and provide working capital. Repayment of the Note was made in connection with the liquidation of Biogenic’s assets, with Equus receiving $2.4 million in cash, consisting of the original principal amount of the Note, together with approximately $0.4 million in interest as accrued thereon.

•	Receipt of Termination Fee Relating to Agreement to Acquire U.S. Gas & Electric. On April 24, 2017, Equus entered into an Agreement and Plan of Merger (“Merger Agreement”) with ETR Merger Sub, Inc., a newly-formed wholly-owned subsidiary of Equus, certain shareholders of U.S. Gas & Electric, Inc., a retail and commercial energy services provider (“USG&E”), and MVC as a selling shareholder of USG&E and as representative of the selling USG&E shareholders. On May 30, 2017, USG&E and MVC notified Equus that they had accepted a proposal from Crius Energy Trust, that was considered by the respective boards of directors of USG&E and MVC to constitute a “Superior Proposal” (as such term is defined in the Merger Agreement) to the terms and conditions of the Merger Agreement, and, accordingly, provided Equus with a notice of termination pursuant to the Merger Agreement. Further, pursuant to the Merger Agreement, USG&E paid Equus a termination fee of $2.5 million.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.